UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 18, 1999



                      HALIFAX CORPORATION
      (Exact name of registrant as specified in charter)




     Virginia                  2-84160-W             54-0829246
(State or other jurisdiction (Commission File) (IRS Employer
 of incorporation)                Number)    Identification No.)





5250 Cherokee Avenue,  Alexandria, Virginia          22312
(Address of principal executive offices)         (Zip Code)




Registrant's telephone number, including area code:(703)750-2202



                      Not Applicable
(Former name or former address, if changed since last report)



HALIFAX REPORTS EMBEZZLEMENT


     ALEXANDRIA, VA, March 18, 1999 - Halifax Corporation (AMEX:HX) today announced that an internal investigation has revealed an apparent material embezzlement by a former employee in one of the Company's subsidiaries. The Company has reported the matter to the appropriate law enforcement authorities, and the Company has engaged an outside team of auditors to investigate the nature and amount of the embezzlement.


The Company has entered into an agreement with the former employee responsible for the embezzlement under the terms of which she has agreed to cooperate with the Company in its efforts to determine the disposition of monies taken from the Company and to transfer to Halifax monies and assets in her direct or indirect possession up to the extent of Halifax's loss. The total amount recoverable from the former employee has not been determined. In addition, the Company maintains insurance, which may cover a portion of the embezzlement, and the Company is cooperating with law enforcement authorities in their attempt to resolve the matter.

The event of the embezzlement may have a number of effects relating to the past financial performance of the Company. For example, the Company's financial statements show the Company to be a consumer of cash during the past several years. Absent the embezzlement, the Company may have been a positive generator of cash. In addition, the embezzlement may have effected the Company's income statements and balance sheets. For example, to the extent the embezzlement involved the understatement of revenues or the overstatement of expenses, the Company's P&L performance may have been understated. To the extent the embezzlement involved the creation of fictitious assets on the Company's balance sheet, the Company will be compelled to take appropriate write-offs in the current period. Any amounts recoverable could partially offset amounts written-off.

The Company will make definitive information regarding the various impacts of the embezzlement available as soon as possible. To the extent the investigation reveals the necessity to do so, published financial statements will be re-audited and restated. In the interim, the American Stock Exchange continues the trading halt on the Company's common stock which became effective yesterday. The Company is working diligently to fully evaluate this situation so that the results can be publicly disclosed and trading resumed at the earliest possible time.


FORWARD LOOKING STATEMENTS: The above contains certain forward-looking statements involving risks and uncertainties, which statements are based on management's current views and assumptions regarding actions by third parties, including but not limited to law enforcement authorities, the former employee, the Company's senior lender, the Company's insurance carriers and the Company's team of outside auditors.